Via Facsimile and U.S. Mail
Mail Stop 6010


November 16, 2005


Mr. Dennis W. Genge
Chief Financial Officer, Vice President
Novavax, Inc.
508 Lappa Road
Malvern, PA 19355

Re:	Novavax, Inc.
	Form 10-K for Fiscal Year Ended December 31, 2004
	Filed March 15, 2005
	File No.  000-26770

Dear Mr. Genge,

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

						Sincerely,



								Joel Parker
								Accounting Branch Chief